                                                                   Exhibit 99(p)

                                      FORM
                                       OF
                             SUBSCRIPTION AGREEMENT

     THIS SUBSCRIPTION AGREEMENT is entered into as of the [     ] day of July,
2005, between Old Mutual/Claymore Long-Short Fund, a Massachusetts business trust organized and existing under the laws of The Commonwealth of Massachusetts (the "Trust"), and Claymore Securities, Inc. (the "Purchaser").

     THE PARTIES HEREBY AGREE AS FOLLOWS:

     1.     PURCHASE AND SALE OF THE SHARES.

     1.1 SALE AND ISSUANCE OF SHARES. Subject to the terms and conditions of this Agreement, the Trust agrees to sell to the Purchaser, and the Purchaser agrees to purchase from the Trust, 5,240 common shares of beneficial interest, par value $0.01, representing undivided beneficial interests in the Trust (the "Shares") at a price per Share of $19.10 for an aggregate purchase price of $100,084.

     2. REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE PURCHASER. The Purchaser hereby represents and warrants to, and covenants for the benefit of, the Trust that:

     2.1 PURCHASE ENTIRELY FOR OWN ACCOUNT. This Agreement is made by the Trust with the Purchaser in reliance upon the Purchaser's representations to the Trust, which by the Purchaser's execution of this Agreement the Purchaser hereby confirms, that the Shares are being acquired for investment for the Purchaser's own account, and not as a nominee or agent and not with a view to the resale or distribution by the Purchaser of any of the Shares, and that the Purchaser has no present intention of selling, granting any participating in, or otherwise distributing the Shares, in either case in violation of any securities registration requirement under applicable law, but subject nevertheless, to any requirement of law that the disposition of its property shall at all times be within its control. By executing this Agreement, the Purchaser further represents that the Purchaser does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participation to such person or to any third person, with respect to any of the Shares.

     2.2 INVESTMENT EXPERIENCE. The Purchaser acknowledges that it can bear the economic risk of the investment for an indefinite period of time and has such knowledge and experience in financial and business matters (and particularly in the business in which the Trust operates) as to be capable of evaluating the merits and risks of the investment in the Shares. The Purchaser is an "accredited investor" as defined in Rule 501(a) of Regulation D under the Securities Act of 1933 (the "1933 Act").

     2.3 RESTRICTED SECURITIES. The Purchaser understands that the Shares are characterized as "restricted securities" under the United States securities laws inasmuch as they are being acquired from the Trust in a transaction not involving a public offering and that under such laws and applicable regulations such Shares may be resold without registration under the

1933 Act only in certain circumstances. In this connection, the Purchaser represents that it understands the resale limitations imposed by the 1933 Act and is generally familiar with the existing resale limitations imposed by Rule 144.

     2.4 FURTHER LIMITATIONS ON DISPOSITION. The Purchaser further agrees not to make any disposition directly or indirectly of all or any portion of the Shares unless and until:

            (a) There is then in effect a registration statement under 1933 Act covering such proposed disposition and such disposition is made in accordance with such registration statement; or

            (b) The Purchaser shall have furnished the Trust with an opinion of counsel, reasonably satisfactory to the Trustees, that such disposition will not require registration of such Shares under the 1933 Act.

     2.5 LEGENDS. It is understood that the certificate evidencing the Shares may bear either or both of the following legends:

            (a) "These securities have not been registered under the Securities Act of 1933. They may not be sold, offered for sale, pledged or hypothecated in the absence of a registration statement in effect with respect to the Shares under such Act or an opinion of counsel reasonably satisfactory to the Trustees of Old Mutual/Claymore Long-Short Fund that such registration is not required."

            (b) Any legend required by the laws of any other applicable jurisdiction.

            (c) The Purchaser and the Trust agree that the legend contained in the paragraph (a) above shall be removed at a holder's request when they are no longer necessary to ensure compliance with federal securities laws.

     2.6 COUNTERPARTS. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and thereto were upon the same instrument.

     A copy of the Agreement and Declaration of Trust of the Trust is on file with the Secretary of State of The Commonwealth of Massachusetts, and notice is hereby given that this instrument is executed on behalf of an officer of the Trust as an officer and not individually and that the obligations of this instrument are not binding upon any of the Trustees, officers or shareholders individually but are binding only upon the assets and property of the Trust.


     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                                       OLD MUTUAL/CLAYMORE
                                       LONG-SHORT FUND


                                       By:
                                           ----------------------------------
                                           Name:  Nicholas Dalmaso
                                           Title: President, Chief Executive
                                                  Officer and Chief
                                                  Compliance Officer


                                       CLAYMORE SECURITIES, INC.


                                       By:
                                           ----------------------------------
                                           Name:  Nicholas Dalmaso
                                           Title: Senior Managing Director
                                                  and General Counsel

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